AMENDMENT NUMBER 1
TO
INVESTMENT ADVISORY AGREEMENT BETWEEN
NORTH SQUARE INVESTMENTS TRUST AND
NORTH SQUARE INVESTMENTS, LLC

This AMENDMENT NUMBER 1 TO INVESTMENT ADVISORY AGREEMENT, dated as of February 21, 2020, is entered into by and between North Square Investments Trust, a Delaware statutory trust (the “Trust”) and North Square Investments, LLC, a Delaware Limited Liability Company (the “Adviser”).

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement dated as of May 10. 2019 (the “Agreement”), on behalf of the Trust’s series of shares listed in Appendix A to the Agreement and noting in the Agreement that such Appendix A may be amended from time to time, (each a “Fund”); and

WHEREAS, the Trust and the Adviser desire to add two additional Funds to be covered under the Agreement and as such desire to amend Appendix A; and

WHEREAS, the Trust, on behalf of each of the two additional Funds, desires to retain the Adviser to render advice and services to each such Fund pursuant to the terms and provisions of the Agreement as hereby amended, and the Adviser desires to furnish said advice and services; and

WHEREAS, the Adviser agrees to serve as the investment adviser for each of the two additional Funds on the terms and conditions set forth in the Agreement as hereby amended.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	Appendix A to the Agreement is hereby amended and restated to be the Appendix A attached to this Amendment.

2.	Other than as amended by this Amendment the Agreement remains unchanged and in full force an effect.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST:

NORTH SQUARE INVESTMENTS TRUST, on behalf of each Fund listed on Appendix A

By:

Name:

Title:

THE ADVISER:

NORTH SQUARE INVESTMENTS, LLC

By:

Name:

Title:

APPENDIX A

Fund	Advisory Fee	Effective Date
North Square-Oak Ridge Small Cap Growth Fund	0.85%	5/10/2019
North Square-Oak Ridge Disciplined Growth Fund	0.70%	5/10/2019
North Square-Oak Ridge Dividend Growth Fund	0.75%	5/10/2019
North Square Global Resources & Infrastructure Fund	1.00%	5/10/2019
North Square International Small Cap Fund	1.00%	5/10/2019
North Square Multi Strategy Fund	0.02%	5/10/2019
North Square Dynamic Small Cap Fund	0.90%	5/10/2019
North Square Advisory Research All Cap Value Fund	0.70%	2/24/2020

North Square Strategic Income Fund                  0.70%     2/24/2020